Exhibit 21

                              SUBSIDIARY COMPANIES



                                         State or Country                Percent
Name of Subsidiary                       of Incorporation                 Owned
------------------                       ----------------                -------

Kerr-McGee Oil & Gas Corporation             Delaware                       100%
Kerr-McGee Oil & Gas Onshore LP              Delaware                       100%
Kerr-McGee Oil (U.K.) PLC                    England                        100%
Kerr-McGee North Sea (U.K.) Limited          England                        100%
Kerr-McGee Gryphon Limited                   England                        100%
Kerr-McGee Resources (U.K.) Limited          England                        100%
Kerr-McGee Rocky Mountain Corporation        Delaware                       100%
Kerr-McGee Chemical Worldwide LLC            Delaware                       100%
Kerr-McGee Chemical LLC                      Delaware                       100%
Kerr-McGee Pigments (Savannah), Inc.         Georgia                        100%
Kerr-McGee Pigments (Holland) B.V.           Netherlands                    100%
Kerr-McGee Pigments GmbH                     Germany                        100%
KMCC Western Australia Pty. Ltd              Western Australia              100%
Kerr-McGee Pigments International GmbH       Switzerland                    100%




A number of additional subsidiaries are omitted since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 2003.